Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway (Investors)
(773) 961-2222
gmogilner@midway.com
MIDWAY ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
CHICAGO — August 31, 2007 — Midway Games Inc. (NYSE:MWY) today announced the resignation of Ira S. Sheinfeld from the Company’s Board of Directors. Mr. Sheinfeld has tendered his resignation in order to devote more time to his law practice at Hogan & Hartson. Mr. Sheinfeld joined Midway’s Board of Directors in 1996, and he was the Chairman of the Corporate Governance Committee.
Kenneth D. Cron, Chairman of the Board, stated, “We would like to thank Ira Sheinfeld for his long service and thoughtful contribution to Midway. His leadership has been invaluable from the moment Midway became a public company back in 1996, and we wish him the best in his future endeavors.”
Shari E. Redstone, Vice Chairwoman of the Board, stated, “Ira’s expertise and experience have provided the Board with insightful, steady guidance, and we thank him for his many years of service to Midway.”
About Midway Games
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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